ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated February 1, 2010

UBS AG Double Long Leverage Securities Linked to the S&P 500® Information Technology Total Return Index

A Measured Approach for Increasing Risk and Return

UBS AG $•   Securities Linked to the S&P 500® Information Technology Total Return Index due •

Investment Description

Double Long Leverage Securities (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) with returns linked to the performance of the S&P 500® Information Technology Total Return Index (the “underlying index”). The Securities are designed to replicate a leveraged, double-long position in the underlying index. Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee. At maturity, you will receive a cash payment per Security equal to (i) $10.00 plus a return equal to double the index return, minus (ii) the interest expense. The Securities will be subject to automatic early redemption if the intraday index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is less than the early redemption level (an “early redemption event”). Investors will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense. Any payment on the Securities is subject to the creditworthiness of UBS.

Features
☐	Leveraged Exposure: If you are seeking leveraged exposure to the underlying index, the Securities provide double exposure to any positive or negative returns of the underlying index, minus the interest expense and less the effect of the upfront fee.
☐	Tactical Investment Opportunity: If you have a bullish view of the underlying index, the Securities provide the opportunity to double any positive return of the underlying index, minus the interest expense and less the effect of the upfront fee. However, if the underlying index declines, after taking into account fees and interest, you would experience a loss that is more than double the loss of the underlying index.

Security Offering

These terms relate to two separate scheduled offerings of the Securities and an unlimited number of unscheduled offerings with maturities of 1 year. Each of the Securities offered hereby is linked to the S&P 500® Information Technology Total Return Index. The starting level for each Security will be set on the trade date for that Security. For scheduled trade dates, settlement dates, final valuation dates and maturity dates, see “Offering Schedule” on page 4. The performance of each Security will not depend on the performance of any other Security.

Underlying Index	Starting Level	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date	CUSIP/ISIN
S&P 500® Information Technology Total Return Index	•	1 year	•	•	•	•	• /•

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Double Long Leverage Securities product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 9 and the more detailed “Risk Factors” beginning on page PS-14 of the Double Long Leverage Securities product supplement (the “product supplement”) relating to the Securities for risks related to an investment in the Securities. The terms described herein supplement those described in the product supplement and, if the terms described herein are inconsistent with those described in the product supplement, the terms described in this free writing prospectus are controlling.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public		Underwriting Compensation		Proceeds to UBS AG
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
1-year Securities Linked to the S&P 500® Information Technology Total Return Index	•	$10.24	•	$0.24	•	$10.00

The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation. Of that upfront fee, $0.065 represents a structuring fee paid to UBS Securities LLC and the remainder represents an underwriting discount received by UBS Financial Services Inc.

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to these offerings that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product Supplement dated January 5, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000009/c170443_690439-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Double Long Leverage Securities” or the “Securities” refer to the Securities that are offered hereby. References to the “Double Long Leverage Securities product supplement” or “product supplement” mean the UBS product supplement, dated January 5, 2010, references to the “index supplement” mean the UBS Index Supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek leveraged exposure to the positive and negative returns of the underlying index.
♦	You can tolerate a loss of all or a substantial portion of your investment in the Securities.
♦	You believe that the level of the underlying index will increase sufficiently over the term of the Securities to offset the effect of the upfront fee and the interest expense.
♦	You can tolerate the potentially large movements positively and negatively in the value of the Securities prior to maturity.
♦	You are willing to hold the Securities to maturity, a term of 1 year, but can tolerate an automatic early redemption of the Securities, which will likely result in a significant or complete loss on your investment.
♦	You are willing to accept the risks inherent in a concentrated exposure to stocks that are directly associated with the information technology sector.
♦	You do not seek periodic income from your investment.
♦	You are not seeking an investment for which there will be an active secondary market.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You are not seeking leveraged exposure to the underlying index.
♦	You cannot tolerate a loss of all or a substantial portion of your investment in the Securities.
♦	You believe that the level of the underlying index will decrease over the term of the Securities or will not increase sufficiently to offset the effect of the upfront fee and interest expense.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 1 year, or cannot tolerate an automatic early redemption of the Securities.
♦	You are not willing to accept the risks inherent in a concentrated exposure to stocks that are directly associated with the information technology sector.
♦	You will create an overly concentrated position in the information technology sector of your portfolio by owning the Securities.
♦	You seek periodic income from your investment.
♦	You seek an investment for which there will be an active secondary market.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 9 of this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Issue Price per Security	$10 plus the upfront fee set forth on the cover of this free writing prospectus. The Securities are offered at a minimum investment of 100 Securities.
Principal Amount per Security	$10.00
Underlying Index	S&P 500® Information Technology Total Return Index
Leverage Factor	2
Payment at Maturity or upon an Early Redemption	Unless your Securities are redeemed early, on the maturity date you will receive a cash payment per Security equal to the redemption amount.
If your Securities are redeemed early pursuant to an optional early redemption or an early redemption event, you will receive a cash payment per Security equal to the redemption amount five business days following the applicable valuation date (the “early redemption settlement date”), and no further amounts will be owed to you under the Securities.
Redemption Amount	An amount equal to (i) the product of (a) the principal amount and (b) 1 + (leverage factor × index return), minus (ii) the interest expense.

Expressed as a formula:
$10.00 × [1 + (2 × index return)] – interest expense
Any negative redemption amount will be deemed to be equal to zero. Therefore, your maximum loss under the Securities is your initial investment.
In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense.
Index Return	Ending Level – Starting Level Starting Level
Starting Level	The closing level of the underlying index on the trade date.
Ending Level	The closing level of the underlying index on the applicable valuation date.
Valuation Date	If an early redemption event occurs on any index business day, the applicable valuation date will be that day.
If the Securities are subject to an optional early redemption, the applicable valuation date will be the first trading day following the effective date of your election to redeem the Securities in accordance with the redemption procedures described herein on page 5 (the “redemption notice date”).
For determining the redemption amount at maturity, the applicable valuation date will be the final valuation date.
The applicable valuation date is subject to postponement upon the occurrence of a market disruption event as described in the product supplement. For avoidance of doubt, if an early redemption event occurs on the redemption notice date, the applicable valuation date will be that day.

Interest Expense	An amount equal to the amount of interest accrued on the principal amount at a rate per annum equal to overnight USD LIBOR calculated on the basis of actual number of calendar days elapsed divided by 360 and compounded on each business day during the accrual period.
Accrual Period/ Observation Period	The period from, but excluding, the trade date to, and including the applicable valuation date.
Overnight USD LIBOR	As of any calendar day during the accrual period, the London interbank offered rate (British Banker’s Association) for overnight deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the calculation agent), as of 11:00 a.m., London time, on the day that is one LIBOR business day prior to such date of determination.
LIBOR Business Day	Any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.
Optional Early Redemption	You may elect to require UBS to redeem your Securities on any business day during the optional redemption period (subject to the minimum redemption amount of at least 100,000 Securities), as further described herein on page 5.
Early Redemption Event	The Securities will be automatically redeemed early if the intraday index level at any time on any index business day during the observation period is less than the early redemption level.
Upon the occurrence of an early redemption event, any redemption amount you receive will likely be significantly less than your initial investment in the Securities and could be zero.
Early Redemption Level	70% of the starting level.
Intraday Index Level	As of any time on any index business day during the observation period, the level of the underlying index as calculated by the calculation agent based upon the closing level of the underlying index on the previous index business day, the level of the price return index and the intraday dividends (as defined herein), in accordance with the formula described on page 4.
You should note that because no official intraday index level is currently available for the underlying index, the index used to determine whether an early redemption event has occurred is different than the index used to calculate the redemption amount.
Price Return Index	S&P 500® Information Technology Index, which is the price return version of the underlying index.
Index Business Day	Any trading day on which the underlying index is calculated and published by the index sponsor, as determined by the calculation agent.
Index Sponsor	Standard and Poor’s Financial Services LLC, a division of the McGraw Hill Companies.

Determining Payment at Maturity or upon an Early Redemption

The redemption amount, if any, you will receive at maturity or upon an early redemption will be calculated as follows:

$10 × [1 + (2 × index return)] – interest expense

Upon the occurrence of an early redemption event, the redemption amount you receive is likely to be significantly less than your initial investment in the Securities and could be zero.

In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense.

Offering Schedule

CUSIP/ISIN	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date
90267B500/US90267B5003	1 year	February 23, 2010	February 26, 2010	February 23, 2011	February 28, 2011
90267B609/US90267B6092	1 year	March 26, 2010	March 31, 2010	March 30, 2011	April 4, 2011

In addition to the scheduled offerings above, you and your financial advisor may agree on additional individual offerings of the Securities for your account, subject to the approval of the Issuer. You and your financial advisor will agree upon the trade date for your individual offering. The settlement date will then be the third business day following such trade date. The maturity date will be the day occurring one year and one day after the settlement date unless such day is not a business day, in which case the maturity date will be the first business day occurring after such day. The final valuation date will be three business days prior to the maturity date.

We reserve the right to cancel, suspend, postpone or terminate any offering at any time prior to issuance. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

Intraday Index Level

Because no intraday level is currently published for the underlying index, the calculation agent will instead calculate the intraday index level based upon the closing level of the underlying index on the previous index business day, the level of the price return index and the intraday dividends, in accordance with the formula described below:

Intraday Index Level  =
TR Index Close x [PR Index Level + (Intraday Dividends x PR Performance)]

PR Index Close

Where:

“TR Index Close” means the closing level of the underlying index as of the previous index business day.

“PR Index Level” means, as of any time on any index business day during the observation period, the level of the price return index published at such time on such day on the Bloomberg Professional® service (“Bloomberg”) page “S5INFT <INDEX>”.

“Intraday Dividends” means, as of any date of determination, the gross cash dividends per share declared in respect of any index constituent stocks where such index constituent stocks have commenced trading ex-dividend on such date.

“PR Performance” means, as of any date of determination, the quotient of (i) the PR Index Level, divided by (ii) the PR Index Close.

“PR Index Close” means, as of any date of determination, the closing level of the price return index on the previous index business day.

You should note that the index used to determine whether an early redemption event has occurred is different than the index used to calculate the redemption amount. The underlying return and therefore, your redemption amount, will be calculated by reference to published closing levels of the underlying index as calculated by the index sponsor. The intraday index level that will be monitored in order to determine whether an early redemption event has occurred will be independently calculated by the calculation agent, an affiliate of UBS, continuously throughout each index business day. It is possible for an early redemption event to occur on an index business day despite the level of the underlying index subsequently increasing to a closing level at or above the early redemption level on such day. In such an event, the Securities will be automatically redeemed and the redemption amount will be calculated on that day.

Optional Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the maturity date (an “optional early redemption”) on any business day during the optional redemption period (as defined below), subject to a minimum redemption amount of at least 100,000 Securities ($1,000,000 aggregate principal amount). If you elect to have UBS redeem your Securities, you will receive on the applicable early redemption settlement date, a cash payment per Security equal to the redemption amount, calculated as of the applicable valuation date. After your Securities are redeemed pursuant to an optional early redemption, no further amounts will be owed to you under the Securities.

The “optional redemption period” means the period from, and including, the first business day following the settlement date to, and including the business day that is two trading days prior to the final valuation date. You may only elect to redeem your Securities during the optional redemption period.

Redemption Procedures

The following procedures must be followed in order for your Securities to be redeemed pursuant to the optional early redemption:

(1)	You must deliver an Optional Early Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your Securities for the relevant deadline;
(2)	Your Broker must deliver an Optional Early Redemption Instruction in substantially the form attached hereto as Annex B, to our affiliate via fax and confirm receipt by phone call no later than 12:00 p.m. (New York City time) on any business day during the optional redemption period;
(3)	Our affiliate must acknowledge receipt of the properly completed Optional Early Redemption Instruction in order for your election to be effective. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be that business day, provided any other requirements relating to the Securities are satisfied. If our affiliate acknowledges receipt of the Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day during the optional early redemption period, the effective date for your election will be the next following business day during the optional early redemption period, provided any other requirements relating to the Securities are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and
(4)	On or prior to the applicable valuation date and before the early redemption settlement date, we will provide the relevant settlement information to your Broker, and your Broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable early redemption settlement date.

All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable. You must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount) for UBS to redeem your Securities.

If you purchase 100,000 or more Securities in an unscheduled offering, you and your financial advisor will agree upon an optional redemption period for your individual offering.

Hypothetical Examples of How the Securities Perform

The following examples illustrate the calculation of the redemption amount for a hypothetical offering of the Securities under various scenarios. Each example assumes the following terms:

Term	1 year
Issue Price	$10.24 per Security
Principal Amount	$10.00 per Security
Starting Level	500
Early Redemption Level	350 (70% of the starting level)

The actual starting level and early redemption level will be determined on the trade date.

At Maturity

The following examples assume that the intraday index level never falls below the early redemption level at any time during the observation period and the Securities are redeemed at maturity. For purposes of these examples, we have assumed a total interest expense of $0.03 per Security. The actual interest expense will depend upon overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period and may result in a substantially different total interest expense.

Example 1

On the final valuation date, the level of the underlying index closes 15% above the starting level. Since the index return is 15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × 15%)] – $0.03

= $12.97 per Security

In this example, given an initial investment of $10.24, the total return on the Securities is 26.66% while the index return is 15%.

Example 2

On the final valuation date, the level of the underlying index closes 15% below the starting level. Since the index return is -15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -15%)] – $0.03

= $6.97 per Security

In this example, given an initial investment of $10.24, the total return on the Securities is -31.93% while the index return is -15%.

Example 3

On the final valuation date, the level of the underlying index closes equal to the starting level. Since the index return is 0%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense =

= $10.00 × [1 + (2 × 0%)] – $0.03

= $9.97 per Security

In this example, given an initial investment of $10.24, the total return on the Securities is -2.64% while the index return is 0%.

Upon an Early Redemption Event

The following examples assume that the intraday index level falls below the early redemption level during the observation period and the Securities are automatically redeemed early. For purposes of these examples, we have assumed a total interest expense of $0.02 per Security. The actual interest expense will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period and may result in a substantially different total interest expense.

Example 1

On the applicable valuation date, the level of the underlying index closes 40% below the starting level. Since the index return is -40%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -40%)] – $0.02

= $1.98 per Security

In this example, given an initial investment of $10.24, the total return on the Securities is -80.66% while the index return is -40%.

Example 2

On the applicable valuation date, the level of the underlying index closes 50% below the starting level. Since the index return is -50%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -50%)] – $0.02

= -$0.02 per Security

Because the redemption amount cannot be negative, the payment on the early redemption settlement date will be $0.00 per Security, and investors will suffer a total loss of the initial $10.24 investment. In this example, the total return on the Securities is -100% while the index return is -50%

Hypothetical Return Tables

The following table illustrates the redemption amount and total return on a hypothetical offering of Securities with a maturity of 1 year.

Term	1 year
Issue Price	$10.24 per Security
Principal Amount	$10.00 per Security
Starting Level	500
Early Redemption Level	350 (70% of the starting level)

The actual starting level and early redemption level will be determined on the trade date. For purposes of these examples, we have assumed a total interest expense of $0.03 per Security. The actual interest expense will depend upon overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period (which will vary if an optional early redemption or early redemption event occurs) and may result in a substantially different total interest expense.

Ending Level	Index Return*	Redemption Amount	Total Return* (excluding upfront fee)	Total Return* (including upfront fee)
800	60.00%	$21.97	119.70%	114.55%
750	50.00%	$19.97	99.70%	95.02%
700	40.00%	$17.97	79.70%	75.49%
650	30.00%	$15.97	59.70%	55.96%
600	20.00%	$13.97	39.70%	36.43%
550	10.00%	$11.97	19.70%	16.89%
500	0.00%	$9.97	-0.30%	-2.64%
450	-10.00%	$7.97	-20.30%	-22.17%
400	-20.00%	$5.97	-40.30%	-41.70%
350	-30.00%	$3.97	-60.30%	-61.23%
300**	-40.00%**	$1.97	-80.30%	-80.76%
250**	-50.00%**	$0.00	-100.00%	-100.00%
200**	-60.00%**	$0.00	-100.00%	-100.00%
*	Return figures depicted above are not annualized. Annualized return figures would express a greater percentage loss on an investment in the Securities if they are redeemed early.
**	An early redemption event will occur if the underlying index is less than the early redemption level at any time on any index business day during the observation period, including at the close of trading. Because this ending level is below the early redemption level, an early redemption event would have occurred (unless such day is the final valuation date).

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the offering of Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section beginning on page PS-14 of the Double Long Leverage Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	No principal protection and leveraged downside exposure — You can lose all or substantially all of your investment in the Securities. In addition to being subject to the upfront fee and interest expense, to the extent that the ending level declines below the starting level, your loss is doubled, and the return on the Securities will decline at a rate that will exceed the rate of decline of the underlying index. If the index return is positive, but the increase in the level of the underlying index is insufficient to offset the effect of the upfront fee and the interest expense, you will have a loss on your investment in the Securities.
♦	Increased sensitivity to market risk — The return on the Securities is linked to the performance of the underlying index and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the underlying index. Because your investment in the Securities contains a leverage component, changes in the level of the underlying index will have a greater impact on the amount payable on your Securities. In particular, any decrease in the closing level of the underlying index as of the applicable valuation date will result in a significantly greater decrease in the amount payable under the Securities at maturity or upon an early redemption.
♦	The upfront fee and the interest expense will have a negative effect on the return potential of the Securities — The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee. Because the redemption amount is calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any appreciation of the underlying index. In addition, the calculation of the redemption amount includes an interest expense that reduces the overall return of the Securities. Therefore, if the index return is positive, but the increase in the level of the underlying index is insufficient to offset the effect of the upfront fee and the interest expense, you will have a loss on your investment in the Securities.
♦	The Securities are subject to an automatic early redemption feature that may terminate your leveraged exposure to the underlying index — The Securities will be automatically redeemed early if the intraday index level at any time on any index business day during the observation period is less than the early redemption level. If the Securities are redeemed early pursuant to an early redemption event, you will receive a redemption amount that will likely be significantly less than the principal amount of your Securities and could be zero. You will not be entitled to any further payments after the early redemption settlement date, including any payment at maturity, even if the level of the underlying index increases substantially subsequent to the occurrence of the early redemption event.
♦	The intraday index level is subject to continuous monitoring during the observation period — For purposes of determining whether an early redemption event has occurred, the intraday index level will be subject to continuous monitoring during the observation period. Because the intraday index level is subject to continuous monitoring, an early redemption event will occur if the intraday index level drops below the early redemption level at any time of day during the observation period. Continuous monitoring of the intraday index may result in an early redemption of your Securities that may not have occurred if the intraday index level were instead subject to monitoring at discrete moments during the observation period. You should also note that the index used to determine whether an early redemption event has occurred is different from the index used to calculate the redemption amount (as described more fully on page 4). The intraday index level that will be monitored in order to determine whether an early redemption event has occurred will be independently calculated by the calculation agent, an affiliate of UBS, continuously throughout each index business day. The underlying return and therefore, the redemption amount, will be calculated by reference to published closing levels of the underlying index as calculated by the index sponsor.
♦	Reinvestment risk — If the Securities are redeemed prior to maturity pursuant to an optional early redemption or early redemption event, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities, if any, in a comparable investment with similar characteristics as the Securities.
♦	Minimum optional early redemption amount — In order to exercise the optional early redemption feature, you must elect to redeem at least 100,000 Securities ($1,000,000 aggregate principal amount). The minimum optional early redemption amount of $1,000,000 stated principal amount of Securities (100,000 Securities) and the procedures involved in any optional early redemption represent substantial restrictions on your ability to cause UBS to redeem your Securities. If you own Securities with an aggregate stated principal amount of less than $1,000,000, you will not be able to cause UBS to redeem your Securities. You may only elect to redeem your Securities during the optional redemption period.
♦	Your optional redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and before the redemption amount is determined on the applicable valuation date.
♦	The Securities will not bear interest — As a holder of the Securities, you will not receive any periodic coupon payments. The overall return you earn on your Securities may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the Securities.
♦	No dividend payments — You will not receive any dividend payments or other distributions on any index constituent stocks. Instead, dividends are nominally reinvested in the underlying index each month.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in trading activities related to the underlying index or the index constituent stocks which may present a conflict between the interests of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine the payment at maturity or upon early redemption based on the published closing level of the underlying index or whether an early redemption event has occurred based upon its own independent calculation of the intra-day levels of the underlying index. The calculation agent can postpone the determination of the ending level if a market disruption event occurs and is continuing on the applicable valuation date.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the market price of the underlying index; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market will not reflect the upfront fee and will be negatively affected over time by the amount of the accruing interest expense.
♦	Potential of UBS transactions to impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Securities.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the level of the underlying index and therefore the market value of the Securities.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Risks associated with the information technology industry will affect the value of the Securities — All or substantially all of the index constituent stocks are issued by companies whose primary line of business is directly associated with the information technology sector, including the following sub-sectors: internet software, communications equipment, computers and peripherals, IT consulting, data processing, technology hardware and equipment, semiconductors, integrated telecommunication, and wireless telecommunication. Therefore, an investment in these Securities will be concentrated in the information technology sector. Information technology companies are subject to intense competition, both domestically and internationally, which may have an adverse affect on profit margins. Information technology companies may have limited product lines, markets, financial resources or personnel. The products of information technology companies may face product obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel. Companies in the information technology sector are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies. The information technology sector may also be adversely affected by changes or trends in commodity prices, which may be influenced or characterized by unpredictable factors. The information technology sector could be adversely affected by overall economic conditions and government regulation.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

The S&P 500® Information Technology Total Return Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Information Technology Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard and Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. (“S&P”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the underlying index.

The S&P 500® Information Technology Total Return Index is a measure of the total return of the stocks comprising the S&P 500® Information Technology Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Information Technology Index. The S&P 500® Information Technology Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Information Technology Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments. You can obtain closing levels of the S&P 500® Information Technology Total Return Index from the Bloomberg page “SPTRINFT<Index>” or from the S&P website at www.standardandpoors.com.

The S&P 500® Information Technology Index, a subset of the S&P 500® Index, is published by S&P. The underlying index is a float-adjusted, capitalization-weighted index, which as of January 29, 2010 was composed of 75 companies, designed to effectively represent the performance of the U.S. information technology sector. The companies that make up the S&P 500® Information Technology Index account for a large percentage of the market capitalization of the U.S. information technology sector and represent the sector’s diverse sub-sectors, such as internet software, communications equipment, computers and peripherals, IT consulting, data processing, technology hardware and equipment, semiconductors, integrated telecommunication, and wireless telecommunication. A current list of the stocks that make up the S&P 500® Information Technology Index is available on the Standard and Poor’s website at www.standardandpoors.com. You can obtain the level of the S&P 500® Information Technology Index at any time from the Bloomberg page “S5INFT<Index>” or from the S&P website at www.standardandpoors.com.

As a subset of the S&P 500® Index, the disclosure in the Index Supplement with respect to the “S&P 500® Index” is applicable to the underlying index. All companies whose stocks are included in the underlying index are classified as “Information Technology” in accordance with the Global Industry Classification Standard (GICS), based on the principal business activities of those companies, as determined by S&P and MSCI Barra.

Set forth below is a current list of the index constituent stocks comprising the underlying index, together with the respective symbols, exchanges and individual constituent weighting, as of January 29, 2010.

Index Constituent	Ticker	Primary Exchange	Constituent Weighting
Microsoft Corp	MSFT	NASDAQ	12.11%
Apple Inc	AAPL	NASDAQ	9.63%
International Business Machines Corp	IBM	NYSE	8.94%
Cisco Systems Inc	CSCO	NASDAQ	7.19%
Google Inc	GOOG	NASDAQ	7.10%
Hewlett-Packard Co	HPQ	NYSE	6.21%
Intel Corp	INTC	NASDAQ	5.96%
Oracle Corp	ORCL	NASDAQ	5.02%
QUALCOMM Inc	QCOM	NASDAQ	3.64%
Visa Inc	V	NYSE	2.04%
EMC Corp/Massachusetts	EMC	NYSE	1.89%
Texas Instruments Inc	TXN	NYSE	1.57%
Corning Inc	GLW	NYSE	1.57%
eBay Inc	EBAY	NASDAQ	1.44%
Mastercard Inc	MA	NYSE	1.33%
Dell Inc	DELL	NASDAQ	1.24%
Automatic Data Processing Inc	ADP	NASDAQ	1.15%
Yahoo! Inc	YHOO	NASDAQ	0.99%
Adobe Systems Inc	ADBE	NASDAQ	0.94%
Applied Materials Inc	AMAT	NASDAQ	0.90%
Motorola Inc	MOT	NYSE	0.79%
Symantec Corp	SYMC	NASDAQ	0.76%
Juniper Networks Inc	JNPR	NYSE	0.73%
Cognizant Technology Solutions Corp	CTSH	NASDAQ	0.72%

Index Constituent	Ticker	Primary Exchange	Constituent Weighting
Western Union Co/The	WU	NYSE	0.71%
Broadcom Corp	BRCM	NASDAQ	0.64%
NetApp Inc	NTAP	NASDAQ	0.55%
Agilent Technologies Inc	A	NYSE	0.54%
Intuit Inc	INTU	NASDAQ	0.52%
Paychex Inc	PAYX	NASDAQ	0.52%
CA Inc	CA	NASDAQ	0.49%
Western Digital Corp	WDC	NYSE	0.48%
NVIDIA Corp	NVDA	NASDAQ	0.48%
Analog Devices Inc	ADI	NYSE	0.44%
Computer Sciences Corp	CSC	NYSE	0.43%
Fidelity National Information Services I	FIS	NYSE	0.43%
Citrix Systems Inc	CTXS	NASDAQ	0.42%
Xerox Corp	XRX	NYSE	0.42%
Micron Technology Inc	MU	NASDAQ	0.41%
BMC Software Inc	BMC	NASDAQ	0.39%
Salesforce.com Inc	CRM	NYSE	0.39%
Fiserv Inc	FISV	NASDAQ	0.39%
Amphenol Corp	APH	NYSE	0.38%
Xilinx Inc	XLNX	NASDAQ	0.36%
Altera Corp	ALTR	NASDAQ	0.35%
Affiliated Computer Services Inc	ACS	NYSE	0.33%
McAfee Inc	MFE	NYSE	0.33%
Linear Technology Corp	LLTC	NASDAQ	0.32%
SanDisk Corp	SNDK	NASDAQ	0.32%
Harris Corp	HRS	NYSE	0.31%
SAIC Inc	SAI	NYSE	0.31%
Autodesk Inc	ADSK	NASDAQ	0.30%
Electronic Arts Inc	ERTS	NASDAQ	0.29%
Red Hat Inc	RHT	NYSE	0.28%
KLA-Tencor Corp	KLAC	NASDAQ	0.27%
Teradata Corp	TDC	NYSE	0.27%
Microchip Technology Inc	MCHP	NASDAQ	0.26%
FLIR Systems Inc	FLIR	NASDAQ	0.25%
VeriSign Inc	VRSN	NASDAQ	0.25%
Akamai Technologies Inc	AKAM	NASDAQ	0.24%
Advanced Micro Devices Inc	AMD	NYSE	0.23%
LSI Corp	LSI	NYSE	0.18%
National Semiconductor Corp	NSM	NYSE	0.17%
Total System Services Inc	TSS	NYSE	0.16%
MEMC Electronic Materials Inc	WFR	NYSE	0.16%
Jabil Circuit Inc	JBL	NYSE	0.15%
Molex Inc	MOLX	NASDAQ	0.15%
Tellabs Inc	TLAB	NASDAQ	0.14%
Novellus Systems Inc	NVLS	NASDAQ	0.11%
Lexmark International Inc	LXK	NYSE	0.11%
QLogic Corp	QLGC	NASDAQ	0.11%
JDS Uniphase Corp	JDSU	NASDAQ	0.10%
Compuware Corp	CPWR	NASDAQ	0.10%
Teradyne Inc	TER	NYSE	0.09%
Novell Inc	NOVL	NASDAQ	0.09%

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Information Technology Total Return Index, as reported by Bloomberg. The closing level of the S&P 500® Information Technology Total Return Index on January 29, 2010 was 364.54. The historical levels of the S&P 500® Information Technology Total Return Index should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	367.94	345.26	357.64
4/3/2006	6/30/2006	364.84	311.62	323.22
7/3/2006	9/29/2006	352.63	300.23	350.76
10/2/2006	12/29/2006	384.06	349.08	372.23
1/3/2007	3/30/2007	388.01	358.33	368.73
4/2/2007	6/29/2007	410.38	369.90	406.95
7/2/2007	9/28/2007	433.34	390.24	432.59
10/1/2007	12/31/2007	463.50	409.84	432.93
1/2/2008	3/31/2008	424.09	355.95	367.15
4/2/2008	6/30/2008	417.65	367.09	376.32
7/1/2008	9/30/2008	395.72	314.48	331.45
10/1/2008	12/31/2008	324.25	210.64	246.16
1/2/2009	3/31/2009	266.44	212.64	256.76
4/1/2009	6/30/2009	311.15	262.59	307.37
7/1/2009	9/30/2009	361.44	293.26	359.61
10/1/2009	12/31/2009	402.50	348.12	398.10
1/4/2010*	1/29/2010*	404.27	364.54	364.54
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2010 includes data for the period from January 4, 2010 through January 29, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The graph below illustrates the performance of the S&P 500® Information Technology Total Return Index from June 30, 1998 to January 29, 2010, based on information from Bloomberg. The dotted line represents a hypothetical early redemption level, equal to 70% of the closing level of the underlying index on January 29, 2010.

The historical levels of the S&P 500® Information Technology Total Return Index should not be taken as an indication of future performance.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-35 of the Double Long Leverage Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, and if you acquired your Securities on the settlement date and hold them to maturity, you should generally recognize long-term capital gain or loss upon maturity of your Securities, in each case, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (including the upfront fee). If the Securities become subject to an early redemption event or optional early redemption, you should generally recognize short-term capital gain or loss upon the redemption of your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-36 of the Double Long Leverage Securities product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-35 of the Double Long Leverage Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	245,630	236,941
Total Debt	245,630	236,941
Minority Interest(2)	7,720	7,447
Shareholders’ Equity	39,536	38,138
Total capitalization	292,886	282,526

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96463 (the exchange rate in effect as of September 30, 2009).

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price to public set forth on the cover of this free writing prospectus less an underwriting discount. UBS Securities LLC will be entitled to receive a structuring fee for the Securities. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. and UBS Securities LLC in the form of the underwriting discount and the structuring fee, respectively, as set forth on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the upfront fee) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY:  In order to request an Optional Early Redemption of your Securities, please complete and sign the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER:  Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Securities dated •  .

OPTIONAL EARLY REDEMPTION REQUEST
(to be completed by investor or authorized party)

To:
   (Name of broker or other person through whom you hold your securities (your “Broker”))

Subject:  UBS AG Double Long Leverage Securities Notice of Early Redemption, CUSIP No. •   (the “Securities”)

Name of account holder:

Account number:

Broker contact name:

Number of Securities to be redeemed:
(minimum 100,000 Securities)

I hereby irrevocably request the early redemption of the Securities described above.

I understand that these Securities will not be redeemed unless my Broker properly completes and delivers an Early Redemption Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated January 5, 2010, and the pricing supplement, dated •  , relating to the Securities (the “Offering Documents”) are satisfied.

Provided all requirements are satisfied, I understand that the valuation date for these Securities will be the first trading day following the redemption notice date, as described in the Offering Documents (subject to postponement upon the occurrence of a market disruption event as described in the Offering Documents).

Signed,

Name:

Telephone:

E-mail:

Date:

A-1

ANNEX B

INSTRUCTIONS TO BROKER:  In order to request an Optional Early Redemption of your client's Securities: (1) please complete and sign the Optional Early Redemption Instruction below and fax it to UBS Securities LLC at 203-719-0943 and (2) please call UBS Securities LLC at 203-719-3300 to confirm the instruction has been received. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION
(to be completed by Broker)

To: UBS Securities LLC

Subject: UBS AG Double Long Leverage Securities Notice of Early Redemption, CUSIP No. •   (the “Securities”)

A holder of the Securities has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Securities indicated below.

Number of Securities to be redeemed:
(minimum 100,000 Securities)

DTC # (and any relevant sub-account):

Contact name for DTC settlements:

Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified above at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Settlement Date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the product supplement, dated January 5, 2010, and the pricing supplement, dated •  , relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

(Name of Broker)

By:

Title:

Telephone:

Fax:

E-mail:

SETTLEMENT INFORMATION
(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:
Contact name for DTC settlements:		Valuation Date:
Contact telephone for DTC settlements:		Early Redemption Settlement Date:

B-1